Exhibit 99(a)

News release
---------------AT THE COMPANY---------------
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
WEDNESDAY, October 12, 2011

UFPI increases earnings by 117% in 3rd quarter
 – Sales hampered by lackluster economy; down 2% –

GRAND RAPIDS, Mich., Oct. 12, 2011 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced third-quarter 2011 results, including net earnings of $5.6 million, or $0.29 per diluted share, up from net earnings of $2.6 million, or $0.13 per diluted share, for the third quarter of 2010. Net sales of $468.9 million in the third quarter of 2011 were down 2.4 percent from net sales of $480.6 million for the same period of last year.

The Company grew sales in three of its five markets: commercial construction and concrete forming, industrial, and manufactured housing. The residential construction and retail building materials markets continue to be soft and saw sales decline in the third quarter of 2011 compared to a year ago.

“Our cost-cutting efforts and a more stable lumber market helped us generate a stronger profit in the quarter,” said Chief Executive Officer Matthew J. Missad. “Our sales suffered from a stagnant economy, which is likely to remain weak for the near term. Since we can’t rely on an improved economy to grow our business, we are pursuing other avenues of growth.”

Missad noted that the Company remains financially strong and is well-positioned to weather a tough economy, even through the typically weak winter months. “If current forecasts are accurate, we believe significant overcapacity exists in the markets we serve,” he said. “We expect that many companies will struggle to make it through the winter, and we remain poised for opportunities to consolidate our markets and improve our value to our customers and our shareholders.”

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Universal Forest Products, Inc.

“We have a lot of work ahead of us, but I’m confident in the ability of our people to create opportunity and success,” Missad added. “We’re a solid company, built and operated by hard-working entrepreneurs who will do what it takes to be successful in this new economy.”

By market, Universal posted the following gross sales results for the third quarter of 2011:

Retail building materials: $210.9 million, a decrease of 5.4 percent from the same period of 2010. Unit sales to this market declined 2.0 percent as consumer demand remained soft. Sales to big box customers declined while sales to regional retailers grew. The Home Improvement Research Institute states that acceleration in the growth of home improvement products will be held back by continuing weakness in the housing market, and calls for growth of home improvement product sales averaging 3.7 percent over 2012-2013. Universal is aggressively focusing on providing new products for this market, and remains persistent in its efforts to be the low-cost producer.

Industrial packaging/components: $128.3 million, up 6.4 percent over the third quarter of 2010. The Company grew sales at a time when industrial production in the United States increased just 0.9 percent and 0.2 percent, respectively, in July and August 2011. The Company continues to focus on adding customers and products, as well as on expanding its reach into non-wood packaging materials and on providing complete packaging solutions.

Manufactured housing and recreational vehicles: $65.7 million, an increase of 2.4 percent over 2010. Unit sales to this market increased by 3.0 percent primarily due to increased sales in the Company’s distribution business. According to the most recent statistics available, shipments of HUD-Code homes in July and August 2011 were down 3 percent from the previous year. Universal remains committed to this market and continues to execute on its strategy to expand its product offering by building on the early success of its distribution operations.

Residential construction: $52.2 million, down 17.0 percent from the same period of 2010. The Company saw a unit sales decline of approximately 16 percent in the third quarter of 2011, due to plant closures in Texas and California since the third quarter of 2010. The Company remains focused on multifamily projects, where it sees stronger opportunity for growth than in single-family construction. The most recent statistics available indicate that single-family housing starts were down 1.7 percent June through August 2011 from the same period of 2010, while multifamily starts increased 28.1 percent in the same period of 2011 over the previous year.

Commercial construction and concrete forming: $21.2 million, an increase of 11.7 percent over 2010. Universal continues to see opportunity in the concrete forming business, in which it manufactures and/or supplies forms and other materials for concrete construction projects. This is a highly fragmented market that capitalizes on Universal’s engineering and manufacturing capabilities and on its nationwide presence.

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Universal Forest Products, Inc.

OUTLOOK
The Company believes continued challenging economic conditions and uncertainties in the housing market limit its ability to provide meaningful guidance for ranges of likely financial performance; therefore, the Company will not resume the practice of providing guidance in the foreseeable future.

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thursday, October 13, 2011. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at 866.314.9013 or internationally at 617.213.8053. Use conference pass code 63245938. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through November 13, 2011, domestically at 888-286-8010 or internationally at 617-801-6888. Use replay pass code 50523221.

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber products for the manufactured housing industry, engineered wood components for residential and commercial construction, specialty wood packaging and components for various industries, and forming products for concrete construction. The Company's consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Its lawn and garden group offers an array of products, such as trellises and arches, to retailers nationwide. Universal’s subsidiaries also provide framing services for the site-built construction market. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich., with operations throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.  Actual results could differ materially from those included in such forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty.  Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions.  Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 2011/2010

	Quarter Period				Year to Date
(In thousands, except per share data)	2011		2010		2011		2010

NET SALES	$468,941	100%	$480,574	100%	$1,400,313	100%	$1,512,166	100%

COST OF GOODS SOLD	414,583	88.4	426,159	88.7	1,247,954	89.1	1,328,232	87.8

GROSS PROFIT	54,358	11.6	54,415	11.3	152,359	10.9	183,934	12.2

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	44,013	9.4	47,286	9.8	135,829	9.7	149,815	9.9
NET LOSS ON DISPOSITION OF ASSETS,EARLY RETIREMENT, AND OTHER IMPAIRMENT AND EXIT CHARGES	207	-	1,137	0.2	3,696	0.3	1,521	0.1

EARNINGS FROM OPERATIONS	10,138	2.2	5,992	1.2	12,834	0.9	32,598	2.2

INTEREST, NET	857	0.2	777	0.2	2,289	0.2	2,376	0.2

EARNINGS BEFORE INCOME TAXES	9,281	2.0	5,215	1.1	10,545	0.8	30,222	2.0

INCOME TAXES	3,293	0.7	2,017	0.4	3,508	0.3	10,836	0.7

NET EARNINGS	5,988	1.3	3,198	0.7	7,037	0.5	19,386	1.3

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(372)	(0.1)	(614)	(0.1)	(814)	(0.1)	(2,099)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$5,616		$2,584		$6,223		$17,287

EARNINGS PER SHARE - BASIC	$0.29		$0.13		$0.32		$0.90

EARNINGS PER SHARE - DILUTED	$0.29		$0.13		$0.32		$0.89

WEIGHTED AVERAGE SHARES OUTSTANDING	19,441		19,201		19,387		19,239

WEIGHTED AVERAGE SHARES OUTSTANDING WITH COMMON STOCK EQUIVALENTS	19,546		19,416		19,524		19,488

SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2011	%	2010	%	2011	%	2010	%
Retail Building Materials	$210,912	44%	$222,842	45%	$673,720	47%	$762,929	50%
Residential Construction	52,174	11%	62,857	13%	156,660	11%	183,596	12%
Commercial Construction and Concrete Forming	21,220	4%	19,003	4%	56,490	4%	50,305	3%
Industrial	128,267	27%	120,613	25%	364,453	26%	345,277	22%
Manufactured Housing	65,718	14%	64,175	13%	177,351	12%	195,941	13%
Total Gross Sales	478,291	100%	489,490	100%	1,428,674	100%	1,538,048	100%
Sales Allowances	(9,350)		(8,916)		(28,361)		(25,882)
Total Net Sales	$468,941		$480,574		$1,400,313		$1,512,166

Universal Forest Products, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
SEPTEMBER 2011/2010

(In thousands)
ASSETS	2011	2010	LIABILITIES AND EQUITY	2011	2010

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$18,649	$41,936	Accounts payable	$65,315	$62,621
Accounts receivable	173,965	166,369	Accrued liabilities	56,823	68,977
Inventories	180,882	172,457	Current portion of long-term
Assets held for sale	5,082	-	debt and capital leases	266	702
Other current assets	21,493	18,759

TOTAL CURRENT ASSETS	400,071	399,521	TOTAL CURRENT LIABILITIES	122,404	132,300

OTHER ASSETS	11,470	6,069	LONG-TERM DEBT AND
INTANGIBLE ASSETS, NET	168,962	175,051	CAPITAL LEASE OBLIGATIONS, less current portion	52,200	52,465
PROPERTY, PLANT AND EQUIPMENT, NET	217,920	221,839	OTHER LIABILITIES	37,850	35,626
			EQUITY	585,969	582,089

TOTAL ASSETS	$798,423	$802,480	TOTAL LIABILITIES AND EQUITY	$798,423	$802,480

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED
SEPTEMBER 2011/2010

(In thousands)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings attributable to controlling interest	$6,223	$17,287
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	22,260	22,305
Amortization of intangibles	4,129	5,243
Expense associated with share-based compensation arrangements	1,281	1,495
Excess tax benefits from share-based compensation arrangements	(138)	(265)
Expense associated with stock grant plans	162	134
Deferred income tax credit	(222)	(228)
Net earnings attributable to noncontrolling interest	814	2,099
Net (gain) loss on sale or impairment of assets	(183)	1,053
Changes in:
Accounts receivable	(47,438)	(58,151)
Inventories	9,497	(7,103)
Accounts payable	5,849	12,829
Accrued liabilities and other	(109)	14,711
NET CASH FROM OPERATING ACTIVITIES	2,125	11,409

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(21,774)	(15,679)
Acquisitions, net of cash received	-	(6,529)
Proceeds from sale of property, plant and equipment	1,485	540
Purchase of patents	(116)	(4,589)
Advances of notes receivable	-	(1,000)
Collections of notes receivable	308	143
Other, net	100	17
NET CASH FROM INVESTING ACTIVITIES	(19,997)	(27,097)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under revolving credit facilities	(2,109)	-
Repayment of long-term debt	(745)	(719)
Proceeds from issuance of common stock	1,306	1,439
Purchase of additional noncontrolling interest	(402)	(1,227)
Distributions to noncontrolling interest	(1,213)	(944)
Capital contribution from noncontrolling interest	80	250
Dividends paid to shareholders	(3,905)	(3,869)
Repurchase of common stock	-	(4,999)
Excess tax benefits from share-based compensation arrangements	138	265
Other, net	8	18
NET CASH FROM FINANCING ACTIVITIES	(6,842)	(9,786)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(24,714)	(25,474)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	43,363	67,410

CASH AND CASH EQUIVALENTS, END OF PERIOD	$18,649	$41,936

SUPPLEMENTAL INFORMATION:
Cash paid (refunded) during the period for:
Interest	$2,162	$2,058
Income taxes	3,483	(1,488)